Exhibit 4.2

Wanda Sports Group Company Limited INCORPORATED IN HONG KONG SHARE CERTIFICATE member holdi ng Class A Ordinary Shares present in person or by proxy shall have one ( I ) vote for each Class A Ordi nary Share i t holds and every member holding Class B n.·rlinb%<i'rll present in person or by proxy shall have four (4) votes for each Class B Ordinary Share it holds. [NAME] This is to certify that Of [ADDRESS] is the registered holder of subject to tJ:te rules and laws governing the ac}ministrtion d the Compapy Given under the Common Seal of the said Company This The Common Seal ofthe Company was hereunto affixed in the presence of Director